Exhibit 10.1

DATED   /   2009

Asia Premium Television Group Inc.

and

Globestream Technology Inc.

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ACQUISITION AGREEMENT

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ACQIUISTION AGREEMENT

This Acquisition Agreement, dated as of March 23, 2009 (the “Agreement”), is made by and between:

Party A:	Asia Premium Television Group, Inc. (“ATVG”), a publicly traded company listed on the OTTCB, incorporated and existing under the laws of Nevada.
Party B:	Globstream Technology Inc. (“GS”), a mobile technology development and sales company, incorporated and existing under the laws of the Caymen Islands..

Whereas:

1.	GS has the following shareholders (the “Shareholders”):
•	Yang Shi
•	Hongbin Shi
•	Oaknoll Holdings, Inc.
•	Zhi-Jie Zhang
•	Will Stewart
•	Patrick McVeigh
•	WSGR Investment
•	Mario Rosati
•	San Domenico Trust
•	David Suzuki
•	Rebecca Li
2.	The Shareholders together own 100% of GS’s shares (the “Shares”).
3.	Yang Shi, Hongbin Shi, Oaknoll Holdings, Inc, Zhi-Jie Zhang, Will Stewart, Patrick McVeigh, and WSGR Investment are the main shareholder of GS’s (the “Main Shareholders”)
4.	For reasons of business development, having conducted all necessary due diligence and business assessment, and with the agreement of all Parties involved, ATVG wishes to acquire 100% of GS’ shares (the “Acquisition”).

NOW, THEREFORE, in consideration of the various covenants and agreements of the Parties to and with each other set for herein, both parties agree as follows:

CLAUSE 1:  LEGAL FORM OF ACQUISITION

1.1
For the purposes of acquiring 100% of the Shares, ATVG shall issue to the Shareholders ATVG common stock (see CLAUSE 5). In exchange for the ATVG stock to be issued, the Shareholders hereby agree to transfer 100% of the Shares to ATVG.

CLAUSE 2: GS POST ACQUISITION OWNERSHIP AND JURISDICTION

2.1	After the completion of the Acquisition, ATVG shall own and control 100% of GS, including any and all of its subsidiaries and tangible and non tangible assets (herein referred to as the “Assets”).

CLAUSE 3:  TRANSFER OF EQUITY

1.
In order for ATVG to acquire 100% equity ownership of GS, the Shareholders shall have up to 30 days to transfer all of their shares of GS to ATVG, and all relevant parties shall handle the relevant procedures for transfer of ownership.

2.
From the time this Agreement shall come into force until the formal transfer of shares has legally taken place, the Shareholders of the GS shall be shareholders in name only, and all rights and obligations afforded them through their shaholder status shall be automatically transferred to ATVG. GS shareholders, management, and employees shall not, without the prior written consent of ATVG, engage in any business activities, outside those required for the usual course of business, or dispose of any of GS’ assets.

3.	Upon completion of the transfer of the Shares to ATVG by the Shareholders, ATVG shall enjoy full title and rights to 100% of GS and all its Assets.

CLAUSE 4:  TRANSFER OF ASSETS, MATERIALS, AND GOODS

1.	Patented Rights

1.1    Any patents or patent rights registered anywhere in the world that are held by GS or any of its subsiduaries prior to this Agreeement coming into force, shall be transferred to ATVG by GS and its Main Shareholders within 30 days of signing this Agreement. The transfer shall include any and all relevant documents required to legally own and maintain any such patent rights.

1.2    GS and its Main Shareholders guarantee that all patent rights held by GS are uncompromised, free of any and all liens, their trade secrets well protected, and  all patent licensing costs paid in full.

1.3 GS and its Main Shareholders shall fully disclose to ATVG the nature, scope, extent, and use of the patent licensing rights, and all their related documents, to be transfered to ATVG by GS.

1.4    GS and its Main Shareholders shall transfer to ATVG ownership and any and all materials and documents relating to any patents that have been applied by for by GS and are currently still pending approval.

2.	Un-Patented Technology and Other Commercial Technology Secrets:

2.1   GS and the Main Shareholders shall give to ATVG any and all documents  and materials related to all the un-patented technology and or any other commercial technology owned by GS or used by GS to conduct its business.

2.2 GS and the Main Shareholders guarantee to ATVG that any un-patented technology owned by GS has the potential for patent application.

2.3 GS and the Main Shareholders guarantee to ATVG that none of the non-patented or other commercial technology secrets have been, or will be, disclosed or licensed to any outside third party.

2.4   GS and the Main Shareholders hereby guarantee that from the time this Agreement is signed neither GS nor the Shareholders shall, unless agreed to in writing by ATVG, use, modify or license any of GS’s non-patented or other commercial technology .

3.	Other Assets:

3.1   GS and the Main Shareholders agree to transfer to ATVG any other Assets owned by GS within 10 days of signing this agreement, and GS and the Main Shareholders guarantee that until such time that the mentioned assets are transferred to ATVG they shall be kept under safe custody and not  be disposed of or depreciate at a rate any higher than would normally be expected.

3.2 GS and the Main Shareholders hereby guarantee that all assets mentioned above shall be transfered free of any liens and without any obvious damage.

4.	Financial and Project Materials:

4.1   Within 15 days of signing this Agreement GS and the Main Investors shall provide to ATVG all of GS and its subsiduaries’ financial materials. These materials include but are not limited to all historical financial records, financial statements, financial reports, bank account statements, orgininal banking certificates, accounting materials and records, tax fillings, etc.. From the time of signing this Agreement until the transfer and registration of all finanfical materials has been completed, GS or any of its subsiduaries shall not withdraw or use any cash from the any of their bank accounts unless otherwise agreed to in writing by ATVG.

4.2   GS and its subsiduaries shall provide all other materials relating to their business operations. The materials include, but are not limited to, licenses, company chops, or any other materials deemed important by ATVG but not listed in the preceding paragraph

5.	GS and the Major Shareholders shall assist ATVG to complete all necessary changes in registration of any of the materials outlined in CLAUSE 4 of this Agreement.

6.
GS, its subsiduaries, and the Main Shareholders guarantee that all assets and materials referred to in CLAUSE 4 of this Agreement shall be kept safe and in good condition. GS, its Shareholders, its subsidiaries, its management, and its employees shall not, unless receiving written permission from ATVG, dispose of, or willfully cause to depreciate the value of, any of the assets mentioned here in. Any depreciation in value of the mentioned assets due to negligence or willfull actions by anyone other than ATVG shall held financially liable for damages.

CLAUSE 5:  CONSIDERATION AND PAYMENT

1.	The total consideration for the Acquistion shall be 1,040,000 of ATVG common stock and delivered to the Shareholders as follows:

1.1 ATVG shall issue the Shareholders 800,000 shares of ATVG common stock subject to a one year lock-up period and valued at $0.15 per share, totalling $120,000.

1.2 ATVG shall transfer to the Shareholders or their desinated party 84,377 shares of ATVG common stock subject to a six month lock-up period and valued at $0.15 per share, totalling $12,656.55.

1.3    ATVG shall issue to the Shareholders 155,623 shares of ATVG common stock in the form of Warrants with a $0.15 strike price and a provision for cashless exercise. The warrants shall have a 10 year time limit in which they must be exercised by the holder.

2.	The consideration is to be paid as follows:

2.1    Within 30 days of the completion of the transfer of the Shares by GS and Shareholders to ATVG, ATVG shall issue its common stock in the forms set out in provision 1 of CLAUSE 5 of this Agreement to all Shareholders or their designated parties.

2.2 The distribution of the shares to be issued by ATVG as part of the consideration for the Acquisition to the Shareholders is made explicit in the following table:

Name of Recipient	Number of Stock
Common Stock With One Year Lock-Up
Will Stewartx	150,244
Patrick McVeigh	150,244
Eric Stang (Peregrine)	150,244
Robert McFarland	75,122
Jay Shuster	150,244
Iguana Holdings Corp.	75,122
WSGR Investment Group	16,902
Mario Rosati	1,502
San Domenico Trust	376
Zhi-Jie Zhang	30,000

Common Stock With Six Month Lock-Up
Yang Shi	10,834
Hongbin Shi	8,333
Zhi-Jie Zhang	20,000
Will Stewart	11,000
Pat McVeigh	11,000
WS Investment	3,960
Mario Rosati	352
San Domenico Trust	88
David Suzuki	110
Rebecca Li	7,700
Yi Liu	11,000
Common Stock in Warrants
Wenjun Luo	155,623

2.2  GS and the Majority Shareholders share ensure that all Shareholders or their designated party receive the Shares as outline in the table above. Upon completion of the issuance of the Shares by ATVG to the Shareholders, ATVG’s obligation of payment   pursuant to CLAUSE 1 and 5 shall be deemed to have been paid in full.

CLAUSE 6:  LIABILITIES AND LEGAL DOCUMENTATION

1.
Even if disclosed to ATVG by GS or its Main Shareholders prior to signing this Agreement, ATVG shall not be held liable for any debts, including convertible bonds issued by party GS arising from the conversion of any debt and obligations, incurred by GS or any of its subsidiaries prior to the signing of this Agreement. Any re-payment of outstanding debts of GS or any of its subsidiaries existing before the signing of this Agreement shall be the sole responsibility GS or its subsiduaries.

2.
Except as otherwise agreed to in writing by the parties, GS and all its subsidiaries shall be responsible for ensuring the safe and secure filing and storage of all contracts, as well as any other requisite legal documents, entered into prior to or after the signing of this Agreement.

3.
GS and its susidiaries shall bear sole responsibility for any and all debts incurred after the signing of this Agreement, unless those debts are incurred as a direct result of the execution of CLAUSE 1 of this Agreement.

4.	Any debts or loans by and between GS and any of its subsidiaries still outstanding shall be waived and written-off.

CLAUSE 7:  STAFF AND PERSONNEL

1.	Prior to ATVG becoming the 100% owner of GS, GS shall fire or layoff all of its existing staff.

2.	All costs associated with the layoffs, including severance payments and outstanding salaries, shall be paid by GS.

3.
GS shall provide ATVG a full list of all GS staff layed off, and ATVG shall then have the exclusive right to hire back any staff it feels serves the continued business interest of GS, and shall negotiate the terms of the new contracts with said employees.

4.
GS shall do its utmost to provide ATVG with accurate information about which employees are essential to the continued success of the GS business, and it undertakes to ensure, to the best of its ability, that the employees deemed essential by ATVG be retained in the services of the GS through signing new contracts.

CLAUSE 8:  GS’S EXISTING BUSINESS

1.
GS and its Main Shareholders shall preserve the integrity of GS’s business operations and shall provide to ATVG, in a timely and efficient manner, all necessary materials, equipment, products, and licenses that may be required to operate GS in its entirety.

2.
After the signing of this Agreement, GS and its Main Shareholders shall not in any way shape or form leverage, use, or otherwise personally benefit from any of GS’s Assets. The Assets shall include but not be limited to company materials, patents, information, equipment, and staff. Nor shall GS or the Main Shareholder use the Assets to engage in any competing business activities.

CLAUSE 9:  RIGHTS AND OBLIGATIONS OF GS

1.
GS and the Majority Shareholders guarantee that they will take all reasonable and necessary measures to facilitate the Acquisition, and GS shall render to ATVG  a copy of the GS board resolution approving the acquisition.

2.	GS and the Main Shareholders undertake and guarantee that the execution of this Agreement does not violate any laws or regulations that may be applicable to them or GS’s business operations.

3.	GS and the Main Shareholders shall undertake to execute the transfer of the Shares and all necessary related materials within the time frame set out in CLAUSE 3 and CLAUSE 4 of this Agreement.

4.
GS and the Main Shareholders guarantee to assit ATVG, as is reasonably required, to complete the ammendments and change of registration of all relevant administrative, commercial, and legal records required to legally effect the Acquisition.

5.
Party B and the Shareholders guarantee to ATVG that all information and representations made in this agreement and during the course of ongoing negotiations between the Parties are accurate and truthful. Should any information, statement, or representation be found to be fraudulent, GS and the Shareholders shall bear full legal responsibilities for any liabilities arising as a result.

6.
If the Main Shareholders have any outstanding debts or have taken, loaned, or otherwise used any of the Assets belonging to GS or any of its subsidiaries, the Main Shareholders shall return such assets and repay any outstanding liabilites to GS or its subsidiary within ten days of signing this Agreement.

7.
Should GS or any of its subsidiaries have outstanding liabilities due to the Main Shareholders or any related parties thereof at the time of signing this agreement, the Main Shareholders shall waive, or shall cause their related parties to waive, in written form, any and all outstanding liabilities due to them from GS or any of its affiliates.

8.	GS and the Main Shareholders assume all responsibility for the personnel, company materials, company products, and company financials as outlined in this Agreement.

CLAUSE 10:  GUARANTEES

1.
ATVG, GS, the Shareholders, and the Main Shareholders (singularly the “Party” and collectively the “Parties”) guarantee that they possesse all the necessary legal and proprietary rights over their respective companies and businesses required to execute, in full, the Acquisition and all provisions set forth in this Agreement.

2.	The Parties guarantee that all personnel and or management engaged in negotations and required to execute this Agreement are authorized by law to do so.

3.	The Parties guarantee that all related party representatives are legally authorized to engage in and execute this Agreement.

4.
The Parties guarantee that they shall abide by their respective duties and obligations, as set out in this Agreement. The Parties shall not to infringe on the rights guaranteed one another under the terms of this Agreement nor cause additional duties and obligations, outside those set forth herein, to be borne by any other Party.  Should any of the Parties cause any other Party or Parties to bear any duty or obligation beyond those set out herein, the Party or Parties to have caused such additional duties or obligations shall duly compensate the Party or Parties affected.

CLAUSE 11:  CONFIDENTIALITY

1.
For the purposes of this Agreement, confidential information (“Confidential Information”) shall be taken to mean: any information contained in this agreement, its attachments and any other supplementary agreements; documents provided during the negotiations of this Agreement; documents pertaining to the company’s financials, proprietary technology and intellectual property rights, operations, or customers, that one party gains from counterparts or their related parties.

2.	The Parties shall be subject to the following obligations with respect to the Confidential Information:

2.1   To keep the Confidential Information confidential and secret, and not, without the prior written consent of any Party, to disclose directly or indirectly the Confidential Information to any third party.

2.2 Not to use the Confidential Information directly or indirectly for any purposes other than in connection with, and for the benifit of, the GS business.

2.3    Otherwise exercise at least the same degree of care with respect to the Confidential Information as those Parties would use in handling their own proprietary informatino, except that the foregoing obligation of confidentiality and non-use shall not apply to:

a)	circumstances in which the Parties agreed in writing to disclose such information;

b)	information relayed to internal personnel or related parties;

c)	information which at the time of disclosure is already in the public domain;

d)	information which after disclosure hereunder becomes part of the public domain by publication or otherwise through no act or fault of the Recipient;

e)	information which can be proven to have been known to the third party prior to the date hereof and not obtained or derived in contravention of any confidentiality obligation in favor of GS;

f)	information disclosed by the Recipient's pursuant to applicable law, governmental regulation or legal process.

3.
If any Party discloses any Confidential Information outside the conditions set forth in CLAUSE 11 of this Agreement, the Party reponsible for disclosing that information shall be held legally and financially liable for any losses or damages which occur or could occur because of it.

CLAUSE 12: BREACH OF TERMS

1.	The Parties shall endeavour to act honestly and in good faith in order to carry out the terms of this Agreement and to fulfill the duties and obligations perscribed them thereunder.

2.
If any Party is in breach of any of the terms set out in the Agreement, those Parties not in breach shall notify, in writing, the Party in violation of the Agreement and request the Party to fulfill their duties and obligations. The Party in breach shall compensate those Parties affected by the breach.

3.
   In the event a Party is in serious breach of the Agreement, from which other Parties suffer serious material losses, and if the violating Party does not comply with the terms of the Agreement even after being notified of their breach, the counterparts shall have the right to terminate the Agreement.

4.	A breach of any of the terms of this Agreement that results in actual or projected economic or financial damages, or incurred expenses, shall be call for damages to be paid to the sufferers.

5.
The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same.  The waiver by any Party of any breach of the provisions herein shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself by such Party or a waiver of any other provision or condition herein.

6.	The Parties will be considered to be in breach of this Agreement should any one fail to abide by the terms of any supplementary Agreements.

CLAUSE 13:  AMENDMENTS AND TERMINATION

1.	This Agreement can be amended or terminated only if all Parties agree in writing.

2.	This Agreement can be terminated in the event it becomes obvious to the Parties that it cannot be executed.

CLAUSE 14:  FORCE MAJEUR

1.
No Party shall be liable for any failure or delay in performing its obligations hereunder due to force majeure, which for purposes hereof shall include acts of God, governmental actions (other than actions related to the Plant land), war, riots, strikes, typhoons, accidents of transportation, explosions, court orders and civil commotion, fire, floods, labor disputes, and any other causes which could not with reasonable diligence by controlled or prevented by the Parties.

2.	In the event of Force Majeur, the Party affected shall provide written notification and provide official verification of the Force Majeur within 15 days of its occurence.

CLAUSE 15:  LEGAL JURISDICTION AND DISPUTE RESOLUTION

1.	The Agreement, as well as any procedure arising there from, shall be governed by the Laws of the Peoples Republic of China.

2.
Any dispute caused by fulfilling the Agreement shall be resolved through negotiations between the Parties. In the event the Parties fail to resolve the issue through negotiations, the dispute shall be submitted to Beijing Arbitration Committee.

3.	External Disputes:

3.1   If during the course of fulfilling this Agreement any Party suffers losses or an infringement of their rights as set out in this Agreement due to any third party, each Party shall, according to all relevant national laws and regulations, bear  responsibility.

3.2 With regards to joint liabilities, should any Party come to bear more liability than the other Parties, that Party shall have the right to recieve compensation from the other Parties.

3.3 The above mentioned liabilities include but are not limited to substantive and procedural liabilities.

CLAUSE 16:  OTHER

1.
If any matters are deemed unclear or uncertain in this Agreement by the Parties, the Parties shall issue supplementary agreements. If there are any conflicts between this Agreement and any supplementary agreements, the supplementary agreements shall take precedence.

2.	Any matters not covered by this Agreement or any supplementary agreement shall be regulated by all relevant laws and regulations.

3.	Notwithstanding termination of this Agreement, neither Party shall be relieved from liability to the other for any breach of CLAUSE 11, 12, 15 of this Agreement.

4.	This Agreement shall have 13 copies. Each copy shall be distributed to the Parties for signature. The agreement shall come into effect upon receiving all the signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day, month and year first above written.

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Signed by
on behalf of [Asia Premium Television Group Inc]

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Signed by
on behalf of [Globstream Technology]